Exhibit 99.2

Genesis Energy, L.P. Prices Public Offering of Common Units

HOUSTON — (BUSINESS WIRE) — Genesis Energy, L.P. (NYSE: GEL) today announced the pricing of a registered underwritten public offering of 4,000,000 common units representing limited partner interests at $50.71 per common unit. The underwriters have been granted a 30-day option to purchase up to 600,000 additional common units from us. We expect to use the net proceeds from the offering for general partnership purposes, including funding acquisitions (including organic growth projects) or repaying a portion of the borrowings outstanding under our revolving credit facility.

Wells Fargo Securities, BofA Merrill Lynch, Citigroup, Deutsche Bank Securities, RBC Capital Markets and BMO Capital Markets are acting as joint book-running managers for the common units offering. Baird, Raymond James and Janney Montgomery Scott are acting as co-managers. The offering is expected to settle and close on September 26, 2014, subject to customary closing conditions.

Copies of the final prospectus supplement and accompanying base prospectus relating to this offering, when available, may be obtained from:

Wells Fargo Securities

Attn: Equity Syndicate Dept.

375 Park Avenue

New York, NY 10152

Telephone: (800) 326-5897

Email: cmclientsupport@wellsfargo.com

BofA Merrill Lynch

Attn: Prospectus Department

222 Broadway

New York, NY 10038

Email: dg.prospectus_requests@baml.com

Citigroup

c/o Broadridge Financial Solutions

1155 Long Island Ave.

Edgewood, NY 11717

Telephone: (800) 831-9146

Email: prospectus@citi.com

Deutsche Bank Securities

Attn: Prospectus Group

60 Wall Street

New York, NY 10005

Telephone: (800) 503-4611

Email: prospectus.cpdg@db.com

RBC Capital Markets

Attn: Equity Syndicate

Three World Financial Center

200 Vesey Street, 8th Floor

New York, NY 10281

Telephone: (877) 822-4089

BMO Capital Markets

Attn: Equity Syndicate Department

3 Times Square

New York, NY 10036

Telephone: (800) 414-3627

Email: bmoprospectus@bmo.com

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offer is being made only through the prospectus supplement and accompanying base prospectus, each of which is part of our effective shelf registration statement.

Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas. Genesis’ operations include pipeline transportation, refinery services and supply and logistics. The Pipeline Transportation Division is engaged in the pipeline transportation of crude oil and carbon dioxide. The Refinery Services Division primarily processes sour gas streams to remove sulfur at refining operations. The Supply and Logistics Division is engaged in the transportation, storage and supply and marketing of energy products, including crude oil, refined products, and certain industrial gases. Genesis’ operations are primarily located in Texas, Louisiana, Arkansas, Mississippi, Alabama, Florida, Wyoming and the Gulf of Mexico.

This press release includes forward-looking statements as defined under federal law. Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved, including statements regarding our ability to close the offering successfully and to use the net proceeds as indicated above. Actual results may vary materially. We undertake no obligation to publicly update or revise any forward-looking statement.

Contact:

Genesis Energy, L.P.

Bob Deere, 713-860-2516

Chief Financial Officer